Exhibit 10.1
[Letterhead of Pharmelle, LLC]
July 5, 2006
Rahul Singhvi
President and CEO
Novavax, Inc.
508 Lapp Road
Malvern, Pennsylvania 19355
     Re: Amendment to Purchase Agreement royalty formula for AVC Products
Dear Dr. Singhvi:
The purpose of this letter is to amend that certain Asset Purchase Agreement by and among Novavax, Inc. (“Novavax”), Fielding Pharmaceutical Company (“Fielding”) and Pharmelle, LLC (“Pharmelle”) dated September 22, 2005 (the “Purchase Agreement”).
Specifically, Section 1.03(b) of the Purchase Agreement is deleted in its entirety and replaced with the following:
     ”(b) In addition to the amount set forth in Section 1.03(a) above, PHARMELLE agrees to pay NOVAVAX royalties on the AVC Products (as defined in Section 1.09 below), for the five year period commencing on the Closing Date and ending on the fifth anniversary thereof, in the amount of 40% of Gross Margin of the AVC Products on annual Net Sales of AVC Products between $1,175,000 and $2,200,000 and 35% of Gross Margin of AVC Products for annual Net Sales of AVC Products in excess of $2,200,000.
     “For example, if annual Net Sales for a yearly period are $2,300,000 and the Gross Margin for those sales was 70%, or $1,610,000, total payment for the yearly period shall be made in the amount of $287,000 for the amount of such sales between $1,175,000 and $2,200,000 ($2,200,000 — $1,175,000 = $1,025,000 *.70 *.40 = $287,000) and $24,500 for the amount in excess of $2,200,000 ($2,300,000 — $2,200,000 =$100,000 *.70 *.35 = $24,500), for aggregate royalty payments to NOVAVAX of $311,500 for such yearly period. The actual quarterly payment may/could vary based on the actual quarterly Gross Margin percentage for the AVC Products.

     “A yearly period will be from October 1st to September 30th with royalty payments payable quarterly based on regular calendar quarter-end dates (i.e., December 31, March 31, June 30 and September 30, provided that the first quarter for which payments shall be made shall include the stub period between the Closing Date and October 1, 2005) in arrears, commencing December 31, 2005, no later than the last day of the month following the end of a quarter. PHARMELLE shall be obligated to pay 50% of the amount due for the first quarterly period of each payment year based on one quarter of the Net Sales targets, 50% of the amount due for the second quarterly period of each payment year based on one half of the Net Sales targets, 100% of the amount due for the third quarterly period of each payment year based on three fourths of the Net Sales targets, and 100% of the amount due for the fourth quarterly period of each payment year based on a full yearly period of the Net Sales targets, along with a true-up at the end of each such yearly period for any other adjustments from previous quarters, audits, previous sales price or cost of goods adjustments, etc. The payment formula per this definition is included as Exhibit A herein.
For purposes of this Agreement, Net Sales shall mean sales of the AVC Products after deductions for: discounts and credits for refunds and returns rebates, (which rebates shall include those related to sales and usage such as Medicaid rebates, forced or mandated wholesaler/distributor rebates, and rebates to other governmental agencies or purchasing associations) and wholesaler fees. Gross Margin shall mean Net Sales less the Cost of Goods. For purposes of this Agreement, Cost of Goods means the per unit cost of obtaining the raw supplies for the AVC Products and having such raw supplies manufactured into saleable AVC Products. Freight charges from PHARMELLE’s warehouse or special promotion payments to distributor or other any other third parties initiated by PHARMELLE shall not be deducted from Net Sales or Gross Margin
* * * *

This amendment is effective retroactively to the date of the Purchase Agreement.
Please sign below to indicate your agreement with the foregoing on behalf of Novavax and Pharmelle.
Very truly yours,
PHARMELLE
/s/ Joe D. Ducharme
Joe D. Ducharme
President
AGREED TO AND ACKNOWLEDGED
This ___ day of                                         , 2006:
NOVAVAX, INC.:
By: /s/ Rahul Singhvi
Name: Rahul Singhvi
Title: President and CEO
FIELDING PHARMACEUTICAL COMPANY

By:	/s/ Joe D. Ducharme

Name: Joe D. Ducharme
Title: President